Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-91526 and 333-166208) of Quicksilver Resources Inc. of our report dated June 13, 2011 with respect to the statements of net assets available for benefits of the Quicksilver Resources Inc. 401(k) Plan as of December 31, 2010 and 2009 and the related statement of changes in net assets available for benefit for the year ended December 31, 2010, and the related supplemental schedule of Form 5500, Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of the Quicksilver Resources Inc. 401(k) Plan.

/s/  WHITLEY PENN LLP

Fort Worth, Texas
June 13, 2011